Exhibit 99.1

News Release

ITT EDUCATIONAL SERVICES, INC. ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION, APPOINTMENT OF NEW BOARD MEMBER AND FIRST QUARTER ENROLLMENT RESULTS

CARMEL, IN, April 29, 2015— ITT Educational Services, Inc. (NYSE: ESI), today announced that Daniel M. Fitzpatrick notified the Company of his plan to retire from his positions of Executive Vice President and Chief Financial Officer of the Company. Following Mr. Fitzpatrick’s notice, the Company entered into a letter agreement with Mr. Fitzpatrick on April 29, 2015, pursuant to which Mr. Fitzpatrick will remain in his current positions until October 29, 2015 (the “Transition Period”). The Company may extend the Transition Period by up to four months and may terminate it at any time upon notice to Mr. Fitzpatrick. In addition, during the Transition Period, the Company is permitted to change Mr. Fitzpatrick’s role to that of Senior Advisor. It is expected that Mr. Fitzpatrick will become a consultant to the Company for a period of 18 months following the Transition Period. Mr. Fitzpatrick has served as the Company’s Chief Financial Officer since 2005.

Kevin M. Modany, the Company’s Chief Executive Officer, stated: “I would like to sincerely thank Dan on behalf of the entire organization for his remarkable dedication and commitment to the organization and for his strong work ethic. Dan’s consistent and unwavering focus on the best interests of our students, employees and institution as a whole above all else, has been inspiring to all of us who have worked with him over the past decade. While we will miss his material contributions to the organization, we wish him and his family well.”

John E. Dean, the Executive Chairman of the Board, added: “On behalf of the entire Board, we thank Dan for his significant dedication and contributions to the Company during his 10 year tenure. Dan’s tireless efforts on the Company’s behalf are truly appreciated. We are also grateful for Dan’s commitment to complete the significant projects on which he is currently working and to assist with the search for his replacement.”

The Company also announced that, effective April 29, 2015, the Company’s Board of Directors elected C. David Brown to serve as a director on the Company’s Board of Directors. Mr. Brown, age 63, has been Chairman of Broad and Cassel, a law firm based in Florida, since March 2000. From 1989 until March 2000, he was Managing Partner of the Orlando office of the firm. Mr. Brown joined the firm in 1980. Mr. Brown is the immediate past Chairman of the Board of Trustees for the University of Florida. He is also a member of the board of directors of CVS Health Corporation, Rayonier Advanced Materials Inc., a leading specialty cellulose production company, and Orlando Health, a major health care provider serving Florida.

On behalf of the Board, Samuel L. Odle, the Chairman of the Nominating and Corporate Governance Committee, stated, “We are fortunate that Mr. Brown has agreed to serve on the Company’s Board of Directors, and we look forward to working with him going forward.”

In addition, the Company announced that on April 28, 2015, the Company and Mr. Modany entered into an amendment to the letter agreement between Mr. Modany and the Company dated August 4, 2014, pursuant to which the parties agreed to extend the time period during which Mr. Modany would remain as an employee of the Company to May 29, 2015.

The Company also reported the following select enrollment information for the three months ended March 31, 2015 and 2014:

Enrollment Data as of and for the Three Months Ended March 31st, Unless Otherwise Indicated

	2015	2014	(Decrease)

New Student Enrollment(A)	14,104	16,746	(15.8)%
Total Student Enrollment as of March 31st(A)	51,201	57,125	(10.4)%
Persistence Rate as of March 31st (A) (B)	69.2%	70.2%	(100) basis points

(A)	Reflects enrollment and persistence information for students in degree or diploma programs of study offered by an ITT Technical Institute or Daniel Webster College, and excludes students in non-degree, short-term training programs.
(B)	Represents the number of Continuing Students in the academic term, divided by the Total Student Enrollment in the immediately preceding academic term.

ITT Educational Services, Inc. provides accredited, technology-oriented undergraduate and graduate degree programs through its ITT Technical Institutes and Daniel Webster College to help students develop skills and knowledge that they can use to pursue career opportunities in a variety of fields. It owns and operates more than 135 ITT Technical Institutes and Daniel Webster College. ITT/ESI serves more than 50,000 students at its campuses in 39 states and online. Through the Center for Professional Development at ITT Technical Institute, ITT/ESI provides short-term information technology and business learning solutions for career advancers and other professionals. Headquartered in Carmel, IN, ITT/ESI has been actively involved in the higher education community since 1969 and can be found online at www.ittesi.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company’s management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the impact of the company’s late filings with the SEC, including the 2014 Form 10-K; the impact of the adverse actions by the U.S. Department of Education (the “ED”) related to the company’s failure to submit its 2013 audited financial statements and 2013 compliance audits with the ED by the due date, and any failure to submit its 2014 audited financial statements and 2014 compliance audits to the ED by the due date; the impact of the consolidation of variable interest entities on the company and the regulations, requirements and obligations that it is subject to; the inability to obtain any required amendments or waivers of noncompliance with covenants under the company’s financing agreement; actions by the New York Stock Exchange to delist the company’s common stock; the company’s inability to remediate material weaknesses, or the discovery of additional material weaknesses, in the company’s internal control over financial reporting; issues related to the restatement of the company’s financial statements for the first three quarters of 2013; the company’s exposure under its guarantees related to private student loan programs; the outcome of litigation, investigations and claims against the company; the effects of the cross-default provisions in the company’s financing agreement; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company’s eligibility to participate in, student financial aid programs utilized by the company’s students; business conditions in the postsecondary education industry and in the general economy; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company’s ability to implement its growth strategies; the company’s ability to retain or attract qualified employees to execute its business and growth strategies; the company’s failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company’s existing program offerings and new curricula; the company’s ability to repay moneys it has borrowed; the company’s ability to collect internally funded financing from its students; and other risks and uncertainties detailed from time to time in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Nicole Elam, Vice President	www.ittesi.com
(317) 706-9200